EXHIBIT 12
                                 TRIBUNE COMPANY

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In thousands, except ratios)


                                               Three Quarters                Fiscal Year Ended December
                                                    Ended      ------------------------------------------------------------
                                                   9/27/98       1997         1996         1995         1994         1993
                                                  --------     --------     --------     --------     --------     --------
Income from continuing operations                 $301,031     $393,625     $282,750     $245,458     $233,149     $204,646

Add:
  Income tax expense                               217,373      265,375      191,663      167,076      158,698      142,212
  Losses on equity investments                      29,077       34,696       13,281       13,209        9,739        1,857
                                                  --------     --------     --------     --------     --------     --------

     Subtotal                                      547,481      693,696      487,694      425,743      401,586      348,715
                                                  --------     --------     --------     --------     --------     --------

Fixed charge adjustments
  Add:
    Interest expense                                64,138       86,502       47,779       21,814       20,585       24,660
    Amortization of capitalized interest             1,554        2,076        2,108        2,253        2,362        2,392
    Interest component of rental expense (A)         7,829       10,416        9,362        8,200        8,236        8,732
                                                  --------     --------     --------     --------     --------     --------

Earnings, as adjusted                             $621,002     $792,690     $546,943     $458,010     $432,769     $384,499
                                                  ========     ========     ========     ========     ========     ========

Fixed charges:
  Interest expense                                $ 64,138     $ 86,502     $ 47,779     $ 21,814     $ 20,585     $ 24,660
  Interest capitalized                               1,222          224          168          610            -        1,099
  Interest component of rental expense (A)           7,829       10,416        9,362        8,200        8,236        8,732
  Interest related to guaranteed ESOP debt (B)      11,685       17,901       20,134       22,057       24,017       25,742
                                                  --------     --------     --------     --------     --------     --------

Total fixed charges                               $ 84,874     $115,043     $ 77,443     $ 52,681     $ 52,838     $ 60,233
                                                  ========     ========     ========     ========     ========     ========

Ratio of earnings to fixed charges                     7.3          6.9          7.1          8.7          8.2          6.4
                                                  ========     ========     ========     ========     ========     ========


(A) Represents a reasonable approximation of the interest cost component of rental expense incurred by the Company.

(B) Tribune Company guarantees the debt of its Employee Stock Ownership Plan
    (ESOP).